Bandwidth to Build New Home in Raleigh
State of North Carolina Approves Company to Purchase Land in Raleigh for New Corporate Headquarters

RALEIGH, N.C., April 7, 2020 /PRNewswire/ -- Bandwidth Inc. (NASDAQ: BAND) ("Bandwidth"), a software company focused on communications for the enterprise, today announced that the Company was approved to purchase a 40-acre plot of land from the State of North Carolina for $30 million to build a new headquarters location for the Company.

The North Carolina Council of State approved the NC Department of Administration to sell the land to the Company. The land is located at the southwest corner of Reedy Creek Rd and Edwards Mill Rd and is currently managed by the NC Department of Agriculture primarily for State Fair parking. As part of the transaction, Bandwidth will agree to improve parking capacity and function for the NC State Fair. The transaction is pending a formal purchase and sale agreement between the Company and the State and is subject to due diligence.

“As an essential Nationwide service provider of 911, voice calls and text messages headquartered here in North Carolina, we are proud to have kept up with the unprecedented levels of demand for communications services during this challenging time,” said David Morken, founder & CEO of Bandwidth. “We’re enabling a more connected world at a time when people everywhere need it most.  Our mission is critical, and we remain steadfast in continuing to execute on that mission for the people of North Carolina and all Americans.”

“We are proud to be North Carolina raised! Deeper roots in our vibrant community will support our growing customers and our flourishing team.” Morken continued. “We’ve been scouting for ideal ground on which to cultivate our bright future, a place to plant innovative seeds of thought and to harvest success for our customers for many seasons to come. And we are thrilled to support the North Carolina State Fair.  What a blessing to build our new headquarters in such an incredible spot in Raleigh, just minutes from Umstead State Park and with easy access to so many other parts of the Triangle.”

Bandwidth has committed to hire 1,165 new employees over the next eight years. The Company will receive up to $32 million from the State in a North Carolina Job Development Investment Grant over a 12-year period starting in 2024, if the Company meets the hiring requirements.

“Though the current backdrop is highly challenging for everyone, the Commerce Department is proud to continue carrying out its mission – and that includes helping companies execute strategic growth plans that involve North Carolina,” said North Carolina Commerce Secretary Anthony M. Copeland. “Today’s announcement by Bandwidth showcases the resiliency and reliability of our state and its renowned economic assets – especially our tech-savvy workforce.”

“Our City and our world is going through an unprecedented challenge,” said Raleigh Mayor Mary-Ann Baldwin. “Despite this, companies like Bandwidth still want to grow and expand here – and call Raleigh home. We appreciate this commitment to grow jobs here, as well as the company's philanthropic spirit and its leadership in the innovation space. In particular, I want to thank David Morken and his team for looking at creative ways to develop the Bandwidth Campus while delivering an asset that will benefit the entire community.”

About Bandwidth
Bandwidth (NASDAQ: BAND) is a software company focused on communications for the enterprise. Companies like Google, Microsoft, Cisco, Zoom and RingCentral use Bandwidth's APIs to easily embed voice, messaging and 911 access into software and applications. Bandwidth is the first and only CPaaS provider offering a robust selection of communications APIs built around their own nationwide IP voice network – one of the largest in the nation. More information available at www.bandwidth.com.

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